SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

BOYKIN LODGING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: Not Applicable

(2)	Form, Schedule or Registration Statement No.: Not Applicable

(3)	Filing Party: Not Applicable

(4)	Date Filed: Not Applicable

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Boykin Lodging Company
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
EXECUTIVE COMPENSATION
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG BOYKIN LODGING COMPANY, NYSE MARKET INDEX AND MG GROUP INDEX
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
______________________________

To our Shareholders:

      The 2003 annual meeting of shareholders of Boykin Lodging Company will be held at Hotel 71, 71 E. Wacker Drive, Chicago, Illinois 60601, on Thursday, May 22, 2003, beginning at 10:00 a.m., central standard time, for the following purposes:

1.	To elect seven directors, each for a term of one year;

2.	To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

3.	To consider any other matter that properly comes before the meeting.

      Only shareholders of record at the close of business on March 31, 2003 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Boykin Lodging Company is Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115.

By order of the Board of Directors,

Andrew C. Alexander,
Assistant Secretary

Dated: April 7, 2003

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN YOUR PROXY.

BOYKIN LODGING COMPANY

PROXY STATEMENT

Questions and Answers

What is the purpose of this proxy statement?

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Boykin Lodging Company on certain matters to be voted on at the upcoming annual meeting of shareholders. We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, to you on or about April 7, 2003.

Where and when is the annual meeting of shareholders?

Our annual meeting of shareholders will be held at Hotel 71, 71 E. Wacker Drive, Chicago, Illinois 60601, on Thursday, May 22, 2003, at 10:00 a.m., central standard time.

What am I voting on?

You will vote on the election of seven directors, each for a term of one year. We do not know of any other matter that will be presented for action at the annual meeting of shareholders.

How do I vote?

You can vote either in person, by ballot at the annual meeting of shareholders or by completing and mailing the enclosed proxy card. If the enclosed proxy card is returned, the common shares represented by it will be voted as you direct.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 31, 2003, are entitled to receive the Notice of Annual Meeting of Shareholders and to vote the common shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.

How many common shares are entitled to vote?

As of the record date, 17,634,880 common shares, without par value, were entitled to be voted at the annual meeting of shareholders.

What constitutes a quorum?

The presence at the annual meeting of shareholders, either in person or by proxy, of a majority of the outstanding common shares on the record date will constitute a quorum, permitting the conduct of the business of the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present for purposes of establishing a quorum at the annual meeting of shareholders.

Can I change my vote after I return my proxy card?

You can change your vote at any time before your proxy is exercised by executing and delivering a later-dated proxy, or by giving notice to us in writing at our principal address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting. However, your presence alone at the annual meeting of shareholders will not operate to revoke your proxy.

What happens if I sign and return my proxy card but I do not mark any vote?

In the absence of any specification on your proxy card, the common shares represented by your proxy card will be voted to elect the director nominees set forth under the heading “Election of Directors” and in accordance with the discretion of the proxy holders with respect to any other matter properly brought before the meeting.

Who can attend the annual meeting of shareholders?

All shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting of shareholders. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your brokerage statement reflecting your ownership as of the record date.

Who is paying for this proxy statement and the solicitation expenses?

We will pay the cost of this proxy statement and the cost of the solicitation of your proxy. In addition to solicitation of proxies by mail, regular employees of Boykin Lodging Company or its affiliates may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation.

What else am I receiving with this proxy statement?

In addition to the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card, we are sending you our Annual Report to Shareholders for our fiscal year ended December 31, 2002. Our audited consolidated financial statements and certain other financial information for the fiscal year ended December 31, 2002 are set forth in our Annual Report to Shareholders.

What are the Board’s Recommendations?

The Board of Directors recommends a vote for the election of the nominated slate of directors (see page 5).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the amount of our common shares beneficially owned as of February 28, 2003, by: (i) our current directors (all of whom, with the exception of Mr. Mosier, are also nominees for director) and our additional director nominee; (ii) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (iii) our chief executive officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (iv) our executive officers, directors, and nominee as a group.

	Number of
	Common Shares		Percent
Name of Beneficial Owner(1)	Beneficially Owned		of Class

Barclays Global Investors, NA	1,470,301	(2)	8.40%
Cliffwood Partners LLC	1,107,500	(3)	6.33%
Robert W. Boykin(4)	345,771	(5)	1.98%
Richard C. Conti	152,946	(6)	*
Shereen P. Jones	70,908	(7)	*
Russ C. Valentine	60,783	(8)	*
Andrew C. Alexander	56,951	(9)	*
Albert T. Adams	21,200	(10)	*
Raymond P. Heitland(4)	86,201	(11)	*
Lee C. Howley, Jr.	25,900	(10)(12)	*
Frank E. Mosier	25,200	(10)	*
William H. Schecter	22,200	(10)	*
Ivan J. Winfield	24,200	(10)	*
James B. Meathe	0		*
All Executive Officers, Directors and Director Nominees as a Group (12 persons)	892,260		5.10%

*	Less than 1%.

(1)	Unless otherwise indicated, a beneficial owner has sole voting and investment power with respect to all common shares set forth opposite his name. None of our executive officers, directors or director nominees own any of our preferred depositary shares.

(2)	The business address for this shareholder is 45 Fremont Street, San Francisco, CA 94105. Information for common shares outstanding as of December 31, 2002 is based on a joint report on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003, by the following entities: Barclays Global Investors NA., which has sole voting power and sole dispositive power over 1,356,386 common shares; Barclays Global Fund Advisors, which has sole voting power and sole dispositive power over 113,915 common shares; and Barclays Global Investors, LTD, Barclays Trust and Banking Company (Japan) Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Investments, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited and Barclays Private Bank and Trust Limited (Sussie), all of which disclaim sole or shared voting power and sole or shared dispositive power over any common shares.

(3)	The business address for this shareholder is 11726 San Vicente Boulevard, Suite 600, Los Angeles, CA 90049. Information for common shares outstanding as of December 31, 2002 is based on a joint report on Schedule 13G filed with the Securities and Exchange Commission on April 2, 2003, by the following entities: Cliffwood Partners LLC, which has shared voting power and shared dispositive power over 1,107,500 common shares; Cliffwood Equity Fund, L.P., which has shared voting power and shared dispositive power over 31,600 common shares; Cliffwood Select Equity Fund, L.P., which has shared voting power and shared dispositive power over 172,400 common shares; Cliffwood Select Equity Fund, Ltd., which has shared voting power and shared dispositive power over 201,100 common shares; Cliffwood Value

Equity Fund, L.P., which has shared voting power and shared dispositive power over 577,400 common shares; and Oregon Public Employees Retirement Fund, which has shared voting power and shared dispositive power over 125,000 common shares through an account managed by Cliffwood Partners LLC.

(4)	Robert W. Boykin owns 1,345,628 limited partnership interests (“Units”) in Boykin Hotel Properties, L.P., an Ohio limited partnership (the “Partnership”), and Raymond P. Heitland owns 10,650 Units. Each of them may cause the Partnership to purchase his Units for cash (the purchase price of one Unit, subject to certain factors, being equal to the market value of one common share of Boykin Lodging Company). However, we may elect, subject to certain conditions, to deliver our common shares, in lieu of cash, in exchange for tendered Units. Assuming conversion of their Units into common shares, Robert W. Boykin would beneficially own 9.7% and Raymond P. Heitland would beneficially own less than 1% of our common shares. Currently, we own an 85.1% general partnership interest in the Partnership.

(5)	Includes 138,000 common shares that Mr. Boykin has the right to acquire through the exercise of share options, 57,049 common shares that are owned by Boykin Management Company Limited Liability Company, an Ohio limited liability company, in which Mr. Boykin indirectly owns approximately a 54% equity interest, and 54,526 common shares owned by Rowboy Trading Holdings LLC, a Delaware limited liability company, of which Mr. Boykin is the managing member.

(6)	Includes 74,939 common shares that Mr. Conti has the right to acquire through the exercise of share options.

(7)	Includes 33,333 common shares that Ms. Jones has the right to acquire through the exercise of share options.

(8)	Includes 29,267 common shares that Mr. Valentine has the right to acquire through the exercise of share options.

(9)	Includes 22,867 common shares that Mr. Alexander has the right to acquire through the exercise of share options.

(10)	Includes 21,000 common shares that each of Messrs. Adams, Howley, Mosier, Schecter and Winfield has the right to acquire through the exercise of share options.

(11)	Includes 76,000 common shares that Mr. Heitland has the right to acquire through the exercise of share options.

(12)	Includes 4,700 common shares owned by the Howley Family Partnership, which is owned equally by Mr. Howley and his wife.

ELECTION OF DIRECTORS

      In accordance with our Code of Regulations, which can not be amended without shareholder approval, the number of directors has been fixed at seven. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the election of the seven nominees hereinafter named, each to serve until the next annual meeting of shareholders. Under Ohio law and our Amended and Restated Articles of Incorporation, as amended, abstentions and broker non-votes, if any, will not be counted in favor of or against any nominee. The seven director nominees who receive the greatest number of affirmative votes will be elected directors.

      The director nominees are identified in the following table. Each nominee other than James B. Meathe is currently a director and was elected as a director at last year’s annual meeting of shareholders. Mr. Mosier is retiring from the Board and will not stand for re-election pursuant to the Board’s retirement policy stating that no one should be nominated to the Board after the age of 70.

      If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Corporate Governance and Nominating Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

					Expiration of
			Principal Business of	Period	Term for
		Principal Occupation	Organization by	of Service	Which
Name	Age	and Business Experience	Which Employed	as a Director	Proposed

Robert W. Boykin	53	Chairman of the Board of Directors	Hotel Real Estate	1996 to date	2004
		and Chief Executive Officer of Boykin	Investment Trust
		Lodging Company
Raymond P. Heitland	67	Retired Chief Financial Officer of	Hotel Real Estate	1996 to date	2004
		Boykin Lodging Company	Investment Trust
Albert T. Adams	52	Partner, Baker & Hostetler LLP	Professional legal	1996 to date	2004
			services firm
Lee C. Howley, Jr.	55	Owner and President, Howley & Company; Managing Member of Howley Bread Group, Ltd	Real estate development company; Panera Bread franchisee	1996 to date	2004
William H. Schecter	61	President, National City Capital Corporation; Senior Vice President, National City Corporation	Diversified financial holding company	1997 to date	2004
Ivan J. Winfield	68	Associate Professor at Baldwin-Wallace College; Retired Partner of Coopers & Lybrand, LLP	Fully accredited institution offering liberal arts-based undergraduate, graduate, and pre-professional programs; Professional accounting services firm	1996 to date	2004
James B. Meathe	46	President and Chief Operating Officer, Palmer & Cay, Inc	Privately held insurance brokerage firm	N/A	2004

      Each of the nominees for election as a director has engaged in the principal occupation or activity indicated above for at least five years, except as described below.

      Mr. Boykin also served as the President of Boykin Lodging Company from November 1996 until January 2001. Mr. Heitland served as our Chief Financial Officer from November 1996 until his retirement in May 1998. Mr. Meathe served as Regional Managing Director – Marsh & McLennan from 1997 until 2000, and from 2000 until 2002, held the position of Chairman of the Midwest Region.

      Mr. Boykin does not serve on the Board of Directors of another public company. Mr. Adams is a director of Developers Diversified Realty Corporation and Associated Estates Realty Corporation. Mr. Howley is a director of LESCO, Inc. and LNB Bancorp, Inc. Mr. Schecter is a director of NatCity Investments, a registered investment company. Mr. Winfield is a director of HMI Industries, Inc., OfficeMax, Inc. and Rainbow Rental, Inc. Mr. Meathe is a director of Olympic Steel, Inc.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors held five meetings and took action by unanimous written consent on one occasion during 2002. The Board of Directors has appointed an Audit Committee, an Executive Committee, a Compensation Committee, a Long-Term Incentive Plan Committee and a Corporate Governance and Nominating Committee. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he served.

      The Audit Committee is comprised of Messrs. Heitland, Schecter and Winfield. Last year the Audit Committee held three meetings. The Audit Committee recommends annually to the Board of Directors our independent public accountants, reviews with the independent public accountants the arrangements for and scope of the audits to be conducted by them and the results of those audits, and reviews various financial and accounting matters affecting us. The Board of Directors has determined that all of the members of the Audit Committee are independent under the current listing standards of the NYSE. Mr. Winfield serves as the Chairman of the Audit Committee. The Board has determined that both Messrs. Heitland and Winfield qualify as audit committee financial experts pursuant to rules adopted by the Securities and Exchange Commission.

      The Executive Committee is comprised of Messrs. Boykin, Heitland and Adams. The Board of Directors has determined that two of the members of the Executive Committee are independent under the current listing standards of the NYSE. The Executive Committee did not hold any meetings but took action by unanimous written consent on three occasions in 2002. The Executive Committee possesses and may exercise all of the powers of the Board of Directors in the management of our business and affairs, except as otherwise provided (i) by law, (ii) in our Amended and Restated Articles of Incorporation, as amended, or in our Code of Regulations, or (iii) by action of the Board of Directors.

      The Compensation Committee is comprised of Messrs. Adams, Howley and Mosier. The Compensation Committee held two meetings in 2002. The Compensation Committee periodically reviews and determines the compensation, including fringe benefits and incentive compensation, of our officers and management personnel. Each current member of the committee is an independent director, as would be required under proposed NYSE listing standards. Mr. Mosier serves as the Chairman of the Compensation Committee.

      The Long-Term Incentive Plan Committee, which is comprised of Messrs. Howley, Heitland and Mosier, administers our Long-Term Incentive Plan and determines the employees who may participate in the grant of any award (including share options) under the Long-Term Incentive Plan, and the terms thereof. The Long-Term Incentive Plan Committee took action on two occasions last year. The Board of Directors has determined that the members of the Long-Term Incentive Plan Committee are independent under the current listing standards of the NYSE.

      The Corporate Governance and Nominating Committee, which is comprised of Messrs. Adams, Howley and Schecter, was established in February 2002, has adopted its charter and had one meeting in 2002. The Corporate Governance and Nominating Committee’s primary functions include assessing the Board’s performance on an annual basis, communicating with the Board regarding the appropriate skills and characteristics of directors, and evaluating and recommending to the Board nominees for election. Each current member of the committee is an independent director, as would be required under proposed NYSE listing standards. Mr. Howley serves as the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will consider suitable nominees whose names are submitted to the Company in writing by a current shareholder. Such nominations should be addressed to Boykin Lodging Company, Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115, Attn: Andrew C. Alexander, Assistant Secretary. The nomination should include the nominee’s qualifications, applicable biographical information and a written confirmation of the nominee’s consent to serve on the Board. Nominations related to the 2004 election should be sent so as to be received by November 14, 2003.

      Under proposed NYSE listing standards, companies would be required to have a majority-independent board of directors 24 months after the effective date of the adoption of such standards. The Board has determined that a majority of the Board, five of the seven current members and five of the seven nominees for election in 2003, are independent under the proposed standards. The proposed standards include a provision that no director can be considered independent if he was an employee of the company within the past five years. The Board could determine that Mr. Heitland, who was the Chief Financial Officer of the Company until his retirement in May 1998, is independent as early as May 2003. After such determination, six of the seven Board members, including all members of the Audit Committee, would be independent under the proposed standards.

      Directors’ Compensation. Each non-employee director is compensated at the rate of $20,000 per year. Each director also receives $1,000 for attendance at each meeting of the Board of Directors and for each meeting of any committee on which he serves. Our employees and officers who are also directors are not paid any director fees.

      Non-employee directors are permitted to defer all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. This plan, which is administered by our officers who are not eligible to participate in it, is unfunded and participants’ contributions are converted to units, the value of which fluctuates according to the market value of our common shares. During their terms as directors, Mr. Adams and Mr. Heitland have deferred compensation represented by 20,785 and 11,227 units, respectively. On March 21, 2003, those units were valued at $159,005 and $82,536, respectively.

      In 2002, the Board determined that for fiscal 2003 and subsequent years, Company common shares and common share equivalents would constitute at least 50% of each board member’s compensation.

Compensation Committee Report

      Introduction. Our Compensation Committee is responsible for determining the compensation to be paid to our executive officers. The Compensation Committee is also responsible for making major policy decisions with respect to health care and other benefit plans. Our Long-Term Incentive Plan Committee administers the Long-Term Incentive Plan.

      The Compensation Committee’s philosophy with respect to the compensation of our executive officers is (i) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies, and (ii) through the Long-Term Incentive Plan Committee, to provide each executive officer with an equity stake in us. The Compensation Committee believes that the total compensation package for our executive officers should be attractive in relation to the compensation packages of comparable companies, and that the compensation mix should have a material performance-based compensation component.

      To this end, the Compensation Committee determined executive compensation for 2002 with a focus on compensating executive officers based on their responsibilities and the Company’s performance. The primary components of the Company’s executive compensation program in 2002 were (i) base salaries and certain other annual compensation, (ii) bonuses, and (iii) restricted common share grants and share options.

      Base Salaries and Other Annual Compensation. The base salaries and certain other compensation for Mr. Boykin and our other executive officers in 2002 were determined with reference to their business and lodging industry experience, together with comparisons of compensation paid by companies of similar size or type in the real estate investment trust and lodging industries.

      Bonuses. For 2002, our executive officers received bonuses based substantially upon two performance measures established by the Compensation Committee and approved by the Board of Directors. The first measure compared the change in RevPAR (revenue per available room) for our hotels which generally meet the criteria for Upper Upscale hotels (as defined by Smith Travel Research reports) and excluding hotels undergoing major renovations, with the change in RevPAR of the Upper Upscale chain segment, as determined by Smith Travel Research Reports. The second measure related to the change in house profit compared to the change in hotel revenues for 2002 versus 2001 (“flow-through”). Recognizing the difficult operating environment in 2002, the criteria was established to measure management’s performance with respect to minimizing the effects of the economic slowdown on the Company’s financial performance. In spite of the economic difficulties, the executive officers met, and in the case of flow-through exceeded, the measures established by the Board. Upon the recommendation of the Compensation Committee, the Board determined that each of the executive officers was entitled to 100% of the RevPAR portion of the bonus and 130% of the Flow-through portion of the bonus. Mr. Boykin, Mr. Conti, Ms. Jones, Mr. Valentine and Mr. Alexander are eligible to receive bonuses in the following amounts, respectively: 115%, 85%, 82.5%, 55% and 55% of their respective annual base salaries. The bonuses for Mr. Boykin, Mr. Conti and Ms. Jones were based entirely upon the performance measures described above. One half of the bonuses for Messrs. Valentine and Alexander were based on these measures and one half were based on qualitative assessments made by the Chief Executive Officer and the President.

      Restricted Common Share Grants and Share Options. All of our executive officers are eligible to receive grants of restricted common shares and options to purchase common shares under our Long-Term Incentive Plan. Share options and restricted common shares granted by the Long-Term Incentive Plan Committee are designed to encourage and enable our key employees to acquire a larger share ownership and personal financial interest in our company. The Compensation Committee believes that share option and restricted common share awards subject to periodic vesting enable us to attract and retain qualified individuals for service with us. Individual option grants, with exercise prices at least equal to the fair market value of our common shares on the date of grant, are determined by the Long-Term Incentive Plan Committee based on the executive’s current performance, potential for future responsibility, and the impact of the particular executive officer’s performance on our operational results. The number of share options and the value of restricted shares granted to our named executive officers are set forth in the Summary Compensation Table on page 10 of this proxy statement.

Frank E. Mosier, Chairman
Albert T. Adams
Lee C. Howley, Jr.

Audit Committee Report

      Introduction. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, the reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

      In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with the Company’s management the audited financial statements of the Company for the year ended December 31, 2002. The Audit Committee also discussed with the Company’s independent accountants the matters required to be discussed by SAS 61, as amended. The Audit Committee obtained a formal written statement from the independent accountants that described all relationships between the independent accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.” The Audit Committee discussed with the independent accountants any relationships that might impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee also considered whether the provision of non-audit services by the Company’s independent accountants was compatible with maintaining the accountants’ independence. In addition, the Chairman of the Audit Committee, at times accompanied by other members of the committee, met with management and the independent accountants prior to the filings of the Company’s quarterly reports on Form 10-Q with the Securities and Exchange Commission and release to the public of its quarterly and year-end financial results.

      Based on the above-referenced review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Ivan J. Winfield, Chairman
Raymond P. Heitland
William H. Schecter

EXECUTIVE COMPENSATION

      The following information is set forth with respect to our Chief Executive Officer and each of our four other most highly compensated executive officers. We sometimes refer to the people listed in the table below as our “named executive officers.”

Summary Compensation Table

					Long-Term
					Compensation
					Awards
				Other			All
	Annual Compensation			Annual	Restricted		Other
				Compen-	Share	Share	Compen-
		Salary	Bonus	sation	Award(s)	Options	sation
	Year	($)	($)	($)(1)	($)(2)	(#)	($)(3)

Robert W. Boykin	2002	350,000	462,875	—	280,959	30,000	84,341
Chairman and	2001	350,000	—	—	218,750	70,000	154,223
Chief Executive Officer	2000	350,000	271,688	—	305,230	48,000	153,840
Richard C. Conti	2002	280,000	273,700	—	157,224	15,000	39,551
President and	2001	280,000	—	—	109,375	40,000	33,357
Chief Operating Officer	2000	280,000	160,650	—	186,957	33,000	31,390
Shereen P. Jones(4)	2002	225,068	213,534	—	229,661	250,000	169,664
Executive Vice President,	2001	—	—	—	—	—	—
Chief Financial and Investment Officer	2000	—	—	—	—	—	—
Russ C. Valentine	2002	192,938	114,075	—	46,881	12,000	38,161
Senior Vice President-	2001	183,750	46,236	—	26,250	5,000	31,967
Acquisitions	2000	183,750	68,217	—	78,741	6,000	30,000
Andrew C. Alexander	2002	183,750	108,642	—	51,346	12,000	38,161
Senior Vice President	2001	175,000	44,034	—	26,250	5,000	31,967
and General Counsel	2000	157,500	58,472	—	73,723	12,000	30,000

(1)	In 2002, 2001 and 2000, no named executive officer received total perquisites and other personal benefits above the threshold amounts specified in the regulations of the Securities and Exchange Commission.

(2)	On January 1, 2002, Messrs. Boykin, Conti, Valentine and Alexander were granted 25,000, 12,500, 3,000 and 3,000 restricted common shares, respectively, which vest in three equal annual installments beginning on January 1, 2003. On February 18, 2002, Ms. Jones was awarded 15,000 restricted common shares which vest in three equal annual installments beginning on February 18, 2003. On March 15, 2002, Messrs. Boykin, Conti, Valentine and Alexander and Ms. Jones were granted 8,684, 6,172, 2,481, 2,969 and 6,575 restricted common shares, respectively. In order to receive the March awards, each individual was required to purchase an equivalent dollar value of common shares from the open market. Based upon the Company meeting established performance thresholds, on April 1, 2003, one-half of the March awards vested and were no longer subject to forfeiture. The remaining half of each individuals’ award vest in three equal annual installments beginning on January 1, 2003, based upon continued employment with the Company. Ms. Jones was granted an additional 5,000 restricted common shares in March subject to terms contained within her employment arrangement. This award vests ratably over a three year period based upon continued employment with the Company.

Holders of restricted common share grants receive dividends on the restricted shares at the same level and in the same fashion as outstanding common shares.

(3)	All other compensation consists of the following:

	Profit Sharing/	Nonqualified	Life Insurance	Relocation
	Pension Plans	Savings Plan	Premiums(a)	Expenses

Robert W. Boykin
2002	$38,161	—	$46,180	—
2001	$31,967	—	$122,256	—
2000	$30,000	$1,584	$122,256	—
Richard C. Conti
2002	$38,161	—	$1,390	—
2001	$31,967	—	$1,390	—
2000	$30,000	—	$1,390	—
Shereen P. Jones
2002	—	—	—	$169,664
2001	—	—	—	—
2000	—	—	—	—

All other compensation for Messrs. Valentine and Alexander related to profit sharing/pension plan contributions.

(a)	In 2002, we changed the method of reporting the compensation provided to the named executive officers as we have determined that the alternate method prescribed under the Securities and Exchange Commission Regulation S-K provides a more accurate valuation of such compensation.

(4)	Ms. Jones started her employment with us in February 2002.

Option Grants in Last Fiscal Year

		Individual Grants

		Percentage
		of Total			Potential Realizable Value at
		Options			Assumed Annual Rates of
		Granted to			Stock Price Appreciation for
		Employees	Exercise		Option Term(3)
	Options	in Fiscal	Price	Expiration
Name	Granted(1)	Year(2)	($/Share)	Date	5%	10%

Robert W. Boykin	30,000	8.5%	$8.06	January 2012	$152,092	$385,429
Richard C. Conti	15,000	4.3%	$8.06	January 2012	$76,046	$192,715
Shereen P. Jones	250,000 (4)	70.8%	$8.40	February 2012	$1,267,435	$3,211,910
Russ C. Valentine	12,000	3.4%	$8.06	January 2012	$60,837	$154,172
Andrew C. Alexander	12,000	3.4%	$8.06	January 2012	$60,837	$154,172

(1)	Each of the options granted is subject to a three-year vesting schedule, except as noted in footnote (4) below. The options vest at the rate of 33.3% per year beginning on the first anniversary of the grant.

(2)	Based on 353,000 share options granted to all employees during 2002.

(3)	These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of our common shares. No gain to optionees is possible without an actual increase in the price of our common shares, which would benefit all of our shareholders. All calculations are based on a ten-year option period.

(4)	100,000 of the options vest 33.3% per year beginning on the first anniversary of the grant. The remaining options vest ratably over a three year period beginning on the first anniversary of the grant, however, their vesting is also dependent on our common share price meeting targeted thresholds within four years of Ms. Jones’ hire date.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of	Value of Unexercised
	Shares		Unexercised Options	In-the-Money Options
	Acquired	Value	at Fiscal Year-End	at Fiscal Year-End ($)
	on Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable

Robert W. Boykin	—	—	119,200 / 78,800	$101,750 / $78,800
Richard C. Conti	—	—	63,339 / 44,800	$61,050 / $39,400
Shereen P. Jones	—	—	-0- / 250,000	-0- / $232,500
Russ C. Valentine	—	—	24,067 / 18,933	$3,392 / $22,023
Andrew C. Alexander	—	—	16,467 / 22,533	$3,392 / $22,023

Employment Agreement and Severance Plan

      Robert W. Boykin entered into an employment contract with us in connection with our November 1996 initial public offering. Mr. Boykin’s agreement provides for a three-year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement by giving one year prior written notice. Mr. Boykin is prohibited from competing with us during the term of his employment agreement and for two years thereafter. The agreement provides that Mr. Boykin will be paid a minimum annual base salary, a bonus and certain other benefits and compensation. The agreement also provides that if Mr. Boykin is terminated for a reason other than for cause or resigns for “good reason,” Mr. Boykin shall be entitled to receive all compensation and benefits through the remainder of the current term.

      We have a severance plan covering the named executive officers other than Mr. Boykin. Under the plan, if either of Messrs. Valentine or Alexander is terminated “without cause” or resigns for “good reason” within a period of two years following a change of control, then we must pay him a lump sum payment in an amount equal to one and one-half times his annual base salary plus one and one-half times 50% of his maximum bonus calculated using the maximum bonus percentage applicable on the date of the plan. Ms. Jones and Mr. Conti would receive lump sum payments equal to two times their annual base salary plus two times 50% of their maximum bonus calculated using the maximum bonus percentage applicable on the date of the plan. We would also be required to provide Messrs. Valentine and Alexander our standard benefits for a period of 18 months, and to provide these benefits to Ms. Jones and Mr. Conti for a period of two years.

      If no change of control has occurred and an executive’s employment is terminated by us “without cause,” we would be obligated to continue to pay base salary and benefits to such executive for (i) one year in the case of Mr. Alexander, (ii) one and one-half years in the case of Messrs. Conti and Valentine, and (iii) two years in the case of Ms. Jones. Mr. Valentine is not entitled to continued benefits. A bonus would be payable for Mr. Alexander in the amount of 50% of his maximum bonus percentage applicable on the date of the plan. Mr. Conti would receive a bonus equal to 50% of his maximum bonus potential for the one and one-half years he is covered under his severance plan. Ms. Jones would be entitled to a bonus of 50% of her maximum potential for each of the two years she is covered under her severance plan. Mr. Valentine is not entitled to a bonus payment.

Compensation Committee Interlocks and Insider Participation

      No executive officer of the Company served as a member of the compensation or similar committee or as a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or served as a director of the Company. Albert T. Adams, a member of the Compensation Committee, is a partner in Baker & Hostetler LLP, which provides legal services to us. We expect that Baker & Hostetler LLP will continue to provide legal services to us in 2003. Raymond P. Heitland, a member of the Long-Term Incentive Plan Committee, was our Chief Financial Officer until his retirement in May 1998.

Certain Relationships and Related Transactions

      As of February 28, 2003, we own an 85.1% general partnership interest (“Units”) in Boykin Hotel Properties, L.P. (the “Partnership”). We conduct all our business through the Partnership. Robert W. Boykin, our

Chairman and Chief Executive Officer, owns, directly and indirectly, 1,345,628 Units (a 7.4% limited partnership interest) in the Partnership. John E. Boykin and William J. Boykin, Robert W. Boykin’s brother and father, respectively, own 1,143,007 and 150,000 Units, respectively. Raymond P. Heitland, one of our directors and our Chief Financial Officer until his retirement in May 1998, owns 10,650 Units. As of December 31, 2002, the Partnership owns interests in 19 hotels that were managed by Boykin Management Company Limited Liability Company (“BMC”) and its subsidiaries. Robert W. Boykin and John E. Boykin indirectly own approximately 53.8% and 46.2% equity interests, respectively, in BMC. Robert W. Boykin and John E. Boykin are both directors of BMC, and John is also the secretary of BMC. Shereen P. Jones, our Executive Vice President, Chief Financial and Investment Officer, serves as Treasurer of The Boykin Group, Inc., the parent company of BMC, for which she receives no compensation.

      The Work Incentives Improvement Act of 1999 (“REIT Modernization Act”) amended the tax laws to permit real estate investment trusts (“REIT”), like us, to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary (“TRS”) as long as the TRS engages an independent hotel management company to operate those hotels under a management contract. Effective January 1, 2002, we implemented this structure for our properties we previously leased to BMC and Westboy, as described below.

      Effective on January 1, 2002, the Partnership acquired 16 subsidiaries of BMC (the “Lessees”). The Partnership acquired these entities, whose primary assets are leasehold interests in 25 hotel properties we own, and certain working capital assets and liabilities of those hotels, by issuing 1,427,142 limited partnership units of the Partnership valued at $11.4 million to BMC and assuming $1.6 million of working capital liabilities in excess of assets relating to Westboy, one of the Lessees. The Partnership then contributed the Lessees to Bellboy, Inc., a wholly owned subsidiary of the Partnership. Bellboy, Inc. has elected to be treated as a TRS.

      Effective on January 1, 2002, we also entered into new management agreements with BMC to operate 15 of the hotels we had previously leased to BMC. The agreements provide for BMC to be paid a base management fee of 3% of hotel revenues, as defined in the agreements, plus an incentive management fee of 13.5% of gross operating profit in excess of budget, as defined in the agreements, up to a maximum of an additional 1.125% of hotel revenues. The agreements have terms of three to nine years, but are cancelable by us without penalty upon 90 days’ notice.

      Under the terms of the other four management agreements with BMC (Mt. Laurel Radisson, Kansas City Doubletree, Pink Shell Beach Resort and Hotel 71), for 2002, BMC is entitled to a base management fee of 3%, 1.5%, 3% and .75% of hotel revenues, respectively. Effective in 2003, the base fee for Hotel 71 increases to 3%. There is no incentive fee for Mt. Laurel. For Kansas City, BMC receives an incentive fee of 85% of house profit in excess of a stated threshold until an incentive fee of 1.5% of hotel revenues is earned. Thereafter, BMC receives 15% of any additional house profit until total management fees equal 5% of hotel revenues. Under the Pink Shell management agreement, BMC receives an incentive fee of 50% of any excess cash flow after fixed charges (before debt service) until they receive an incentive fee of 2% of hotel revenues. Thereafter, BMC receives 25% of any additional excess cash flow. For Hotel 71, BMC is entitled to an incentive fee equal to 10% of house profit in excess of an initial stated threshold and 20% of house profit in excess of a second stated threshold. The four agreements have remaining terms of between 2 to 9 years. The Mt. Laurel agreement may be terminated at the end of each calendar year without penalty. We may terminate the Kansas City agreement at any time, upon 90 days’ notice, without penalty. The Pink Shell and Hotel 71 agreements can be terminated by us upon the payment of a specified termination fee which declines over time.

      For the fiscal year ended December 31, 2002, the Partnership and its subsidiaries paid BMC and its subsidiaries approximately $4.2 million in management fees related to the 19 hotels under their management.

      We also entered into a development services agreement with BMC for one of the hotels we own which BMC manages. Under the terms of this agreement, BMC will be paid a fee of 50% of the proceeds from the sale of the hotel in excess of our undepreciated cost of the hotel plus $39 million, up to a maximum fee of $3.5 million.

      In 2002, we paid a wholly owned subsidiary of BMC $187,000 for design services and $5,000 for project management services related to capital improvements at our hotels. During 2001, the subsidiary sold a portion of its business to an unrelated third party. Receipt of a portion of the sales price is contingent upon future revenues of the business, including revenues from us. During 2002, an additional $78,000 of sales proceeds was provided to BMC’s subsidiary as a result of purchases made by us. We expect to continue to do business with the BMC subsidiary, and the portion of its business sold to an unrelated third party, in 2003.

      Albert T. Adams, one of our directors, is a partner in Baker & Hostetler LLP, which provides legal services to us. We expect that Baker & Hostetler LLP will continue to provide legal services in 2003.

Performance Graph

      Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common shares with the cumulative total return of a hypothetical investment in each of the New York Stock Exchange Market Index and the Media General Financial Services, Inc. Industry Group 443 (REIT -Hotels/ Motels) Index based on the respective market price of each such investment at December 31, 1998, 1999, 2000, 2001 and 2002, and assuming in each case an initial investment of $100 on January 1, 1998, and reinvestment of dividends.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG BOYKIN LODGING COMPANY, NYSE MARKET INDEX AND MG GROUP INDEX

	1/1/98	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

BOYKIN LODGING COMPANY	100.00	52.20	53.27	47.93	49.70	60.53
REIT — HOTEL/MOTEL	100.00	59.37	53.04	78.00	70.79	63.52
NYSE MARKET INDEX	100.00	118.99	130.30	133.40	121.52	99.27

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) at our 2004 annual meeting of shareholders must be received by us at Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115, on or before December 8, 2003, for inclusion in our proxy statement and form of proxy relating to the 2004 annual meeting of shareholders. In order for a shareholder’s proposal not governed by Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the proposal must be received by us at that address not later than February 20, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

      To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were complied with.

INDEPENDENT PUBLIC ACCOUNTANTS

      We have not selected our independent accountants for the current fiscal year. This selection will be made later in the year by the Audit Committee of the Board of Directors. Representatives of Deloitte & Touche LLP (“Deloitte”), which served as our independent public accountants during 2002, are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

      Effective April 17, 2002, the Board of Directors dismissed Arthur Andersen, LLP (“Andersen”) as the Company’s independent accountant. The Audit Committee recommended that we change accountants and the change was considered and approved by the Board of Directors. On April 17, 2002, the Company engaged Deloitte as its new independent accountant.

      The reports of Andersen on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2001, there were no disagreements with Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Andersen would have caused Andersen to make reference to the matter in their report; and there were no reportable events as defined in Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on April 22, 2002 which included a copy of Andersen’s letter, dated April 19, 2002, stating that it agrees with the above statements.

      During the two most recent fiscal years and subsequent to the interim period through April 17, 2002, neither the Company nor anyone on behalf of the Company consulted with Deloitte regarding either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or on any matter considered important by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K, or any reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

      In 2002, the Company engaged Deloitte to perform a re-audit of the Company’s consolidated financial statements for the years ended December 31, 2001 and 2000. The financial statements audited by Deloitte, which do not reflect any changes in the previously reported results of operations and financial condition, were filed with the Securities and Exchange Commission in a Current Report on Form 8-K dated September 23, 2002.

      Audit Fees. The aggregate fees billed for professional services rendered by Deloitte for the audit of our annual financial statements for the year ended December 31, 2002, and for Deloitte’s reviews of the financial statements included in our Forms 10-Q filed with the Securities and Exchange Commission during 2002, were approximately $183,000. Additional fees totaling $100,000 were incurred related to Deloitte’s re-audit of our financial statements for the years ended December 31, 2001 and 2000 in connection with our offering of preferred depositary shares.

      Financial Information Systems Design and Implementation Fees. Deloitte did not perform any services and therefore did not bill any fees relating to the operation or supervision of our information systems or local area network or for designing or implementing our financial information management systems during 2002.

      All Other Fees. The aggregate fees billed by Deloitte for all other services provided in 2002 other than Audit Fees and Financial Information Systems Design and Implementation Fees were approximately $443,900. Of these fees, $203,900 related to tax compliance and consulting. The remaining $240,000 was related to comfort procedures provided by Deloitte in connection with our offering of preferred depositary shares.

OTHER MATTERS

      The form of proxy permits specification of a vote for the election of directors as set forth under the heading “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the annual meeting of shareholders.

By order of the Board of Directors,

Andrew C. Alexander, Assistant Secretary

Dated: April 7, 2003

DETACH CARD

BOYKIN LODGING COMPANY

P R O X Y

    The undersigned hereby appoints Robert W. Boykin, Shereen P. Jones and Robert A. Weible, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Boykin Lodging Company to be held at Hotel 71, 71 E. Wacker Drive, Chicago, Illinois, 60601, on Thursday, May 22, 2003, at 10:00 a.m., central standard time, or any adjournment thereof, and to vote the number of common shares of Boykin Lodging Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:

1. ☐ FOR (except as noted below),	or	☐ WITHHOLD AUTHORITY to vote for,

the following nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified:

Robert W. Boykin, Raymond P. Heitland, Albert T. Adams, Lee C. Howley, Jr., William H. Schecter,

Ivan J. Winfield and James B. Meathe.

(Instruction: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.)

2.	On such other business as may properly come before the meeting.

(Continued and to be signed on reverse side)

DETACH CARD

(Continued from other side)

The Proxies will vote as specified above, or, if a choice is not specified, they will vote FOR the nominees listed in Item 1.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 7, 2003, is hereby acknowledged.

Dated ________________________, 2003

__________________________________
__________________________________
__________________________________
Signature(s)

(PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON, INDICATING, WHERE PROPER, OFFICIAL POSITION OR REPRESENTATIVE CAPACITY.)